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                                                                  Exhibit 3.1(h)

                                                                         (STAMP)

                         CERTIFICATE OF AMENDMENT OF THE
                            ARTICLES OF ORGANIZATION
                                       OF
                           ASHTON WOODS ARIZONA L.L.C.

     Pursuant to Nevada Revised Statutes Section 86.221, the undersigned does hereby declare and certify that:

     1. The name of the limited liability company is Ashton Woods Arizona L.L.C. (the "Company").

     2. The Company is managed by its managers.

     3. The Articles of Organization of the Company are hereby amended to add to Article Five of the Articles of Organization the foliowing paragraph:

          The Company may designate or authorize, by provision in the Regulations or in a resolution or other writing of a manager or managers as permitted by the Regulations, one or more persons, officers, representatives or employees of the Company who may, in the name and on behalf of the Company, and in lieu of or in addition to the manager(s), contract debts or incur liabilities, and sign contracts or agreements including, without limitation, instruments and documents providing for the acquisition, mortgage or disposition of any property of the Company, real, personal, or intangible, and may authorize the use of facsimile signatures of any such persons, officers, representatives or employees.

     IN WITNESS WHEREOF, the undersigned manager of the Company has executed this Certificate of Amendment of Articles of Organization of the 9th day of January, 2003.


                                        /s/ Harry Rosenbaum
                                        ----------------------------------------
                                        Name: Harry Rosenbaum
                                        Its: Manager


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